Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports (a) dated March 23, 2011, with respect to the combined financial statements of SunCoke at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, and (b) dated June 3, 2011, with respect to the balance sheet of the SunCoke Energy, Inc. as of March 31, 2011, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-173022) and related Prospectus of SunCoke Energy, Inc. dated June 3, 2011.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

June 3, 2011